Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner President and CEO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and CFO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	November 5, 2014

PACWEST BANCORP ANNOUNCES INCREASED QUARTERLY DIVIDEND

— $0.50 Per Share Cash Dividend Payable on November 26, 2014

to Stockholders of Record on November 17, 2014 —

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) announced today that its Board of Directors has declared a quarterly cash dividend of $0.50 per common share, increased from $0.25 per common share last quarter.  The cash dividend is payable on November 26, 2014 to stockholders of record at the close of business on November 17, 2014.

Matt Wagner, President and CEO of PacWest Bancorp, stated “Our quarterly growth and earnings have been excellent and capital continues to build. We are pleased that this increased regular quarterly dividend provides a solid return to our stockholders.”

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with over $15 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 80 full-service branches located throughout the state of California, Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, to small and medium-sized businesses. Its CapitalSource and Community Banking divisions, and its subsidiary CapitalSource Business Finance Group (formerly known as BFI Business Finance), deliver the full spectrum of financing solutions nationwide across numerous industries and property types. For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.

Contact information:

Matt Wagner, President and CEO, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021